Exhibit 99.1

151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Fred Laberge 860-273-4788 labergear@aetna.com

Investor Contact:
David W. Entrekin
860-273-7830
entrekind@aetna.com
News Release

AETNA REPORTS FOURTH-QUARTER AND FULL-YEAR 2005 RESULTS
•	Fourth-quarter operating earnings of $1.39 per share; $1.26 per share excluding reserve development, a 38 percent increase over the prior-year quarter and $.03 above Thomson/First Call mean of $1.23
•	Fourth-quarter net income of $1.42 per share, a 45 percent increase over the prior-year quarter
•	Fourth-quarter medical membership increase of 105,000 to 14.8 million; a 1.1 million membership increase for full-year 2005, an increase of 8 percent
•	Full-year 2005 operating earnings of $5.19 per share; $4.67 per share excluding reserve development, a 28 percent increase over 2004
•	Full-year net income of $5.40 per share
•	Guidance for full-year 2006 operating earnings per share increased to $5.57 to $5.63, from prior guidance of $5.45 to $5.50, based on 297 million diluted shares
•	Adjusted for FAS 123R stock option expensing, guidance for full-year 2006 operating earnings per share of $5.42 to $5.48, representing an increase of 22 percent to 23 percent over the comparable 2005 result
•	Full-year 2006 net medical membership guidance increased to 900,000 to 1 million, from prior range of 800,000 to 900,000
•	All per-share amounts do not give effect to the pending stock split, which will be effective February 17
HARTFORD, Conn., February 9, 2006 — Aetna (NYSE: AET) today announced 2005 fourth-quarter operating earnings of $1.39 per share. Operating earnings, excluding prior-period favorable reserve development, were $1.26 per share, an increase of 38 percent compared to the prior-year quarter. Favorable reserve development was $40 million after tax, or $.13 per share. The increase in operating earnings reflects a 14 percent increase in revenue from strong membership growth, as well as strong underwriting results and continued general and administrative expense efficiencies. Fourth-quarter net income increased by 45 percent over the prior-year quarter to $1.42 per share.

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Quarterly Financial Results at a Glance
Three Months Ended

	December 31, 2005	December 31, 2004	Change
Total revenues	$5.9 billion	$5.2 billion	14%

Operating earnings*	$414.0 million	$317.6 million	30%

Net income	$423.0 million	$300.7 million	41%

Per share results:

Operating earnings*	$1.39	$1.03	35%

Favorable development of prior-period health care cost estimates	(0.13)	(0.12)

Operating earnings, excluding development*	$1.26	$0.91	38%

Net income	$1.42	$0.98	45%

*	For full description of operating earnings and per share operating earnings, refer to footnote 1 at the end of the press release.
2005 Financial Results at a Glance
Twelve Months Ended

	December 31, 2005	December 31, 2004	Change
Total revenues	$22.5 billion	$19.9 billion	13%

Operating earnings*	$1.57 billion	$1.20 billion	31%

Income from continuing operations	$1.63 billion	$1.22 billion	35%

Income from discontinued operations	—	1.03 billion

Net income **	$1.63 billion	$2.25 billion

Per share results:

Operating earnings*	$5.19	$3.82	36%

Favorable development of prior-years health care cost estimates	(0.52)	(0.18)

Operating earnings, excluding development*	$4.67	$3.64	28%

Income from continuing operations	$5.40	$3.87	40%

Income from discontinued operations	—	3.28

Net income**	$5.40	$7.15

*	For full description of operating earnings and per share operating earnings, please refer to footnote 1 at the end of the press release.

**	Includes the previously announced tax refund and favorable tax adjustments. For full explanation, please refer to footnote 2 at the end of the press release.

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Full-year 2005 operating earnings increased by 28 percent over the prior year to $4.67 per share, excluding favorable development related to prior years. Net income was $5.40 per share. Operating earnings exclude net realized capital gains and other items.1
“We are very pleased to report that 2005 has been another year of exceptional results for Aetna,” said John W. Rowe, M.D., chairman and CEO. “Our full-year operating earnings per share increased by 28 percent and our medical membership grew by 1.1 million to 14.8 million in 2005. Our consistent financial performance and the very positive response we are getting in the marketplace has placed the company in the top tier of industry leaders.
“It’s clear that Aetna’s value proposition, disciplined strategy and ability to respond to market forces have contributed immensely to our growth and success. We have become even more valuable to customers by maintaining among the lowest medical cost trends in the industry, while our targeted acquisitions in 2005 have added to our capabilities,” Rowe said.
“We aspire to make Aetna the preferred company in our industry,” said Ronald A. Williams, president. “We expect to continue to differentiate ourselves by providing innovative solutions and an integrated approach to our product and service offerings while rigorously executing our strategy. With a clear focus on delivering value to our customers, we can remain well-positioned for continued momentum in the marketplace.
“Based on our continued success in 2005 and a strong beginning in 2006, we are increasing our guidance for 2006 operating earnings, after adopting the new stock option expense guidelines, to $5.42 to $5.48 per share, representing an increase of 22 percent to 23 percent over 2005. We are increasing our guidance for medical membership growth to 900,000 to 1 million from our prior range of 800,000 to 900,000, with a gain of 575,000 in the first quarter.”3

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Health Care business results

Health Care, which provides a full range of insured and self-insured medical, dental, pharmacy and behavioral health products and services, reported:
•	Operating earnings of $388.0 million in the fourth quarter of 2005, compared with $288.2 million in the fourth quarter of 2004. Excluding favorable development, operating earnings increased 39 percent to $348.0 million in the fourth quarter of 2005, from $250.2 million in the fourth quarter of 2004. Favorable development was $40 million after tax in the fourth quarter of 2005, and $38 million after tax in the fourth quarter of 2004. The increase in operating earnings primarily reflects growth in revenues from higher membership levels, as well as strong underwriting results and continued general and administrative expense efficiencies.

•	Net income of $390.0 million for the fourth quarter of 2005, compared with $261.8 million in the fourth quarter of 2004.

•	A Commercial Risk Medical Cost Ratio (MCR) of 76.8 percent in the fourth quarter of 2005, compared to 77.6 percent in the fourth quarter of 2004. Excluding favorable reserve development, the Commercial Risk MCR was 78.1 percent in the fourth quarter of 2005, compared to 79.0 percent in the fourth quarter of 2004.

•	A Medicare MCR of 84.0 percent in the fourth quarter of 2005, compared with 88.5 percent in the fourth quarter of 2004. Excluding favorable reserve development, the Medicare MCR was 87.5 percent in the fourth quarter of 2005, compared to 91.1 percent in the fourth quarter of 2004. Medicare currently represents less than 1 percent of our medical membership.

•	Total medical membership of 14.755 million at December 31, 2005, compared with 14.650 million at September 30, 2005, an increase of approximately 105,000. Fourth quarter dental membership increased sequentially by 67,000 to 13.098 million. Pharmacy membership increased by 108,000 to 9.445 million from September 30, 2005.

•	Total revenues in the fourth quarter of 2005 increased by 15 percent to $5.1 billion from $4.5 billion in the fourth quarter of 2004.

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Full-year 2005 operating earnings for Health Care were $1.5 billion, compared with 2004 operating earnings of $1.1 billion, including reserve development. Excluding favorable reserve development, operating earnings increased 26 percent to $1.3 billion in 2005, compared with $1.1 billion in 2004. Favorable reserve development was $159 million after tax in 2005, and $57 million after tax in 2004. Full-year 2005 operating earnings were higher primarily due to higher membership levels, growth in revenues from increased premiums and fees and continued general and administrative expense efficiencies. Full-year net income for 2005 was $1.5 billion, compared with $1.1 billion in 2004. Full-year medical membership growth was 1.1 million, an increase of 8 percent.
Group Insurance business results
Group Insurance, which includes group life, disability and long-term care products, reported:
•	Operating earnings of $35.2 million for the fourth quarter of 2005, compared with $38.0 million for the fourth quarter of 2004, reflecting a higher overall benefit cost ratio, offset in part by higher net investment income.

•	Net income of $37.3 million for the fourth quarter of 2005, compared with $44.0 million for the fourth quarter of 2004.

•	Total revenues increased 6.8 percent in fourth quarter of 2005 to $554.5 million, compared with $519.3 million for the fourth quarter of 2004.

•	Total Group Insurance membership of 13.618 million at December 31, 2005, compared with 13.675 million at September 30, 2005.
For full-year 2005, Group Insurance reported operating earnings of $129.7 million, compared with $126.5 million in 2004. The increase was primarily due to higher net investment income offset in part by a higher overall benefit cost ratio. Full-year net income for 2005 was $138.4 million, compared with $146.3 million in 2004.

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Large Case Pensions business results
Large Case Pensions, which manages a variety of discontinued and other retirement and savings products, primarily qualified pension plans, reported:
•	Operating earnings of $12.0 million for the fourth quarter of 2005, compared with $9.6 million for the fourth quarter of 2004, primarily reflecting favorable reserve experience related to a run-off product.

•	Net income of $16.9 million for the fourth quarter of 2005, compared with $13.1 million for the fourth quarter of 2004.
For full-year 2005, Large Case Pensions reported operating earnings of $33.2 million, compared with $31.3 million in 2004. Full-year net income for 2005 was $82.0 million compared with $41.8 million in 2004. Net income for full-year 2005 includes a $43.4 million after-tax benefit related to the reduction of reserves for discontinued products.
Total company results
•	Total Revenues. Revenues increased 14 percent to $5.9 billion for the fourth quarter of 2005, compared with $5.2 billion for the fourth quarter of 2004. The growth in fourth quarter revenue reflects premium and fee rate increases and a higher level of membership that resulted in an increase of 14 percent in premiums and 20 percent in fees and other revenue. For full-year 2005, total revenues were $22.5 billion, compared with $19.9 billion in 2004.
•	Total Operating Expenses. Operating expenses, excluding other items, were $1.1 billion for the fourth quarter of 2005, $114.8 million higher than the fourth quarter of 2004. Including other items, operating expenses were $69.8 million higher. Operating expenses as a percentage of revenue[4] improved to 19.6 percent in the fourth quarter of 2005 from 20.0 percent in the fourth quarter of 2004, reflecting continued expense efficiencies. Including net realized capital gains and an other item in 2004, these percentages were 19.5 percent in the fourth quarter of 2005 and 20.8 percent in the fourth quarter of 2004. For full-year 2005, operating expenses as a percentage of revenue improved to 19.4 percent from 20.1 percent for full-year 2004. Including net realized capital gains and an other item in 2004, these percentages were 19.4 percent for full-year 2005 and 20.2 percent for full-year 2004.

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•	Corporate Interest expense was $21.2 million after tax for the fourth quarter of 2005, compared with $18.2 million for the fourth quarter of 2004. Corporate interest expense was $79.8 million for full-year 2005, compared with $68.0 million for full-year 2004. The increase in interest expense reflects the termination of interest rate swap agreements in the second quarter of 2005.
•	Net Income. Aetna reported net income of $423.0 million for the fourth quarter of 2005, compared with $300.7 million for the fourth quarter of 2004. For full-year 2005, Aetna reported net income of $1.6 billion, compared with $1.2 billion for full-year 2004, adjusted for the tax refund announced in the third quarter of 2004. Net income for 2004 included $1.03 billion of a tax refund and favorable tax adjustments related to discontinued operations.
•	Operating margin, excluding reserve development, improved to 10.8 percent in the fourth quarter of 2005 from 9.1 percent in the fourth quarter of 2004, pre-tax.[5] The after-tax operating margin, which represents income from continuing operations divided by total revenue, was 7.2 percent in the fourth quarter of 2005, compared with 5.8 percent in the fourth quarter of 2004. For full-year 2005, the pre-tax operating margin, excluding development, improved to 10.6 percent from 9.7 percent in 2004. The after-tax operating margin improved to 7.3 percent in 2005 from 6.1 percent in 2004.
A live audio webcast of the fourth-quarter results conference call will begin at 8:30  a.m. ET today. The public may access the conference call through a live audio webcast available on Aetna’s Investor Information link on the Internet at www.aetna.com. Financial, statistical and other information, including GAAP reconciliations, related to the conference call also will be available on Aetna’s Investor Information web site.
The conference call also can be accessed by dialing 877-502-9276, or 913-981-5591 for international callers. The company suggests participants dial in approximately 10 minutes prior to the call. Individuals who dial in will be asked to identify themselves and their affiliations.
A replay of the call may be accessed through Aetna’s Investor Information link on the Internet at www.aetna.com or by dialing 888-203-1112, or 719-457-0820 for international callers. The replay access code is 8090463. Telephone replays will be available from 11:30 a.m. ET on February 9 until midnight ET on February 16.

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Aetna is one of the nation’s leading diversified health care benefits companies, serving approximately 27.9 million unique members with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life, long-term care and disability plans, and medical management capabilities. Our customers include employer groups, individuals, college students, part-time and hourly workers, health plans and government-sponsored plans. www.aetna.com

1 Operating earnings exclude net realized capital gains and losses and other items from income from continuing operations as discussed below. Although the excluded items may recur, management believes that operating earnings and operating earnings per share provide a more useful comparison of its underlying business performance from period to period. Management uses operating earnings to assess business performance and to make decisions regarding its operations and allocation of resources among its businesses. Operating earnings is also the measure reported to the Chief Executive Officer for these purposes. Each of these excluded items is discussed below:
•	Net realized capital gains and losses arise from various types of transactions primarily in the course of managing a portfolio of assets that support the payment of liabilities, but these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of the Company’s business operations.
•	A contribution to the Aetna Foundation Inc. of approximately $29.3 million after tax ($45.0 million pre-tax) is included as an other item in the fourth quarter and full-year 2004 and represented a non-recurring voluntary contribution that is over and above the Company’s normal level of contributions for 2004 and did not reflect underlying 2004 business performance.
•	Release of reserves of $43.4 million, after tax, for anticipated future losses on discontinued products in Large Case Pensions, is included as an other item by the Company in the full-year 2005, and does not benefit ongoing business operations.
The Company also displays certain metrics (e.g., medical cost ratios, operating earnings, operating earnings per share and pretax operating margins) excluding reserve development. Each quarter, the Company re-examines previously established health care cost payable estimates based on actual claim submissions and other changes in facts and circumstances. Decreases (increases) in prior periods’ estimates represent the effect of favorable (unfavorable) development of prior period health care cost estimates on current period results of operations, at each financial statement date. The Company believes excluding reserve development better reflects the underlying current-period health care costs.
For a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (GAAP), refer to the tables on pages 10 to 14 of this release.
2 On July 8, 2004, the Company was notified that the Congressional Joint Committee on Taxation approved a tax refund of approximately $740 million after tax, including interest, related to businesses that were sold in the 1990s by the Company’s former parent company. Also in 2004, the Company filed for, and was approved for, a $35 million tax refund related to businesses that were sold by the Company’s former parent company. The Company received approximately $666 million of the tax refund during the fourth quarter of 2004, approximately $69 million during the fourth quarter of 2005, and expects to receive the remaining amount in 2006. The tax refunds were recorded as income from discontinued operations in 2004. This approval also finalized the Internal Revenue Service’s (the “IRS’s”) audits of the Company’s tax returns for the years 1991 through 2001. In 2004, the Company also finalized the IRS’s audits of the Company’s tax returns for the years 1984 through 1990. As a result of the resolution of these audits, the Company also recorded favorable adjustments of approximately $255 million to existing tax liabilities in 2004 as income from discontinued operations.
3 Projected operating earnings per share for 2006 exclude any future net realized capital gains or losses from income from continuing operations. The Company is not able to project the amount of future net realized capital gains or losses and cannot therefore reconcile projected 2006 operating earnings to projected income from continuing operations, or to a projected change in income from continuing operations. Projected operating earnings per share are prior to the effect of the 2-for-1 stock split announced on January 27, 2006. Projected operating earnings per share for 2006 assume approximately 297 million weighted-average diluted shares. Please refer to the Company’s Financial Supplement on the Investor Relations portion of aetna.com for restated 2005 and 2004 results for stock option expense under FAS 123R.

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4 Operating expenses as a percentage of revenue excludes net realized capital gains and losses from total revenue. Net realized capital gains and losses do not directly relate to underwriting or servicing of products for customers and are not directly related to the core performance of the Company’s business operations. Operating expenses for 2004 exclude the contribution to the Aetna Foundation Inc. as described in footnote 1. For a reconciliation to operating expenses as a percentage of revenue calculated under GAAP, refer to the tables on page 14 at the end of the press release.
5 In order to provide useful information regarding profitability of the Company on a basis comparable to others in the industry, without regard to financing decisions, income taxes and amortization of other acquired intangible assets (each of which may vary for reasons not directly related to performance of the underlying business), the Company’s pretax operating margin excludes interest expense, income taxes and amortization of other acquired intangible assets. Management also uses pretax operating margin to assess its performance, including performance versus competitors. Operating earnings used in the pretax margin calculation also exclude the items noted in footnote 1. For a reconciliation to operating margin calculated under GAAP, refer to the tables on page 14 of this release.
ADDITIONAL INFORMATION; CAUTIONARY STATEMENT — Certain information in this press release is forward looking, including our projections as to operating earnings and membership. Forward-looking information is based on management’s estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna’s control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management. Those risk factors include, but are not limited to: unanticipated increases in medical costs (including increased medical utilization, increased pharmacy costs, increases resulting from unfavorable changes in contracting or re-contracting with providers, changes in membership mix to lower-premium or higher-cost products or membership-adverse selection; as well as changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends); decreases in membership or failure to achieve desired membership growth due to significant competition, reputational issues or other factors; increases in medical costs or Group Insurance claims resulting from any acts of terrorism; epidemics or other extreme events; the ability to reduce administrative expenses while maintaining targeted levels of service and operating performance, and to improve relations with providers while taking actions to reduce medical costs; the ability to successfully implement Aetna’s operating model to a projected growing membership base and to successfully implement multiple strategic and operational initiatives simultaneously; lower levels of investment income from continued low interest rates; adverse government regulation (including legislative proposals eliminating or reducing ERISA pre-emption of state laws that would increase potential litigation exposure, and other proposals, such as patients’ rights legislation, that would increase potential litigation exposure or mandate coverage of certain health benefits); adverse pricing actions by government payors; changes in size, product mix and medical cost experience of membership in key markets; our ability to integrate, simplify, and enhance our existing information technology system and platform to keep pace with changing customer and regulatory needs; and the outcome of various litigation and regulatory matters, including litigation and ongoing reviews of business practices by various regulatory authorities (including the current industry wide investigation into insurance brokerage practices concerning broker compensation arrangements, bid quoting practices and potential antitrust violations being conducted by the New York Attorney General, the Connecticut Attorney General and others, and for which the Company has received and may receive subpoenas, and may be subject to related litigation). For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna’s 2004 Annual Report on Form 10-K, on file with the Securities and Exchange Commission. You also should read Aetna’s 2005 Annual Report on Form 10-K when filed with the Securities and Exchange Commission for a discussion of Aetna’s historical results of operations and financial condition.

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Consolidated Statements of Income
($ in Millions)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004

Revenue:
Health care premiums	$4,434.2	$3,870.4	$16,924.7	$14,862.8
Other premiums	508.6	473.3	2,003.0	1,813.9
Fees and other revenue	635.6	528.4	2,428.9	2,094.1
Net investment income	275.3	276.9	1,103.0	1,062.5
Net realized capital gains	13.7	19.3	32.3	70.8

Total revenue	5,867.4	5,168.3	22,491.9	19,904.1

Benefits and expenses:
Health care costs (1)	3,424.3	3,026.5	13,107.9	11,637.7
Current and future benefits	586.1	560.9	2,364.5	2,191.5
Operating expenses:
Selling expenses	220.5	188.9	843.5	700.0
General and administrative expenses (2)	925.4	887.2	3,515.1	3,328.8

Total operating expenses	1,145.9	1,076.1	4,358.6	4,028.8
Interest expense	32.6	28.1	122.8	104.7
Amortization of other acquired intangible assets	19.3	7.8	57.4	42.5
Reduction of reserve for anticipated future losses on discontinued products	—	—	(66.7)	—

Total benefits and expenses	5,208.2	4,699.4	19,944.5	18,005.2

Income from continuing operations before income taxes	659.2	468.9	2,547.4	1,898.9
Income taxes	236.2	168.2	912.9	683.8

Income from continuing operations	423.0	300.7	1,634.5	1,215.1
Income from discontinued operations, net of tax (3)	—	—	—	1,030.0

Net income	$423.0	$300.7	$1,634.5	$2,245.1

Shareholders’ equity			$10,104.9	$9,081.4

(1)	The three months ended December 31, 2005 and December 31, 2004 include favorable development of prior-period health care cost estimates of approximately $63 million pretax (approximately $40 million after tax) and approximately $60 million pretax (approximately $38 million after tax), respectively, in the Health Care segment. The twelve months ended December 31, 2005 and December 31, 2004 include favorable development of prior-period health care cost estimates of approximately $250 million pretax (approximately $159 million after tax) and approximately $90 million pretax (approximately $57 million after tax), respectively, in the Health Care segment.
(2)	The three and twelve months ended December 31, 2004 include $45.0 million pretax for a voluntary contribution to the Aetna Foundation, Inc.
(3)	Income from discontinued operations for the twelve months ended December 31, 2004 includes approximately $740 million after tax, including interest, related to the Congressional Joint Committee on Taxation’s approval of a tax refund for businesses that were sold in the 1990s by the Company’s former parent company. It also includes a $35 million tax refund that was filed and approved related to businesses that were sold by the Company’s former parent company. These approvals also finalized the Internal Revenue Service’s audits of the Company’s tax returns for the years 1991 through 2001 and 1984 through 1990. As a result of the resolution of these audits, the Company also recorded favorable adjustments of approximately $255 million to existing tax liabilities in 2004 as income from discontinued operations.

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Summary of Results (1)
($ in Millions)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004

Operating earnings, excluding favorable development	$374.0	$279.6	$1,411.0	$1,141.5
Favorable development of prior-period health care cost estimates	40.0	38.0	159.0	57.0

Operating earnings	414.0	317.6	1,570.0	1,198.5
Reduction of reserve for anticipated future losses on discontinued products	—	—	43.4	—
Aetna Foundation, Inc. contribution	—	(29.3)	—	(29.3)
Net realized capital gains	9.0	12.4	21.1	45.9

Income from continuing operations (GAAP measure)	423.0	300.7	1,634.5	1,215.1
Income from discontinued operations (2)	—	—	—	1,030.0

Net income (GAAP measure)	$423.0	$300.7	$1,634.5	$2,245.1

Weighted average common shares — basic	285,421,745	294,734,112	289,508,763	302,782,520

Weighted average common shares — diluted	297,745,400	307,845,388	302,428,603	313,923,512

Summary of Results Per Common Share (1)

Operating earnings, excluding favorable development	$1.26	$.91	$4.67	$3.64
Favorable development of prior-period health care cost estimates	.13	.12	.52	.18

Operating earnings	1.39	1.03	5.19	3.82
Reduction of reserve for anticipated future losses on discontinued products	—	—	.14	—
Aetna Foundation, Inc. contribution	—	(.09)	—	(.10)
Net realized capital gains	.03	.04	.07	.15

Income from continuing operations (GAAP measure)	1.42	.98	5.40	3.87
Income from discontinued operations (2)	—	—	—	3.28

Net income (GAAP measure)	$1.42	$.98	$5.40	$7.15

Shareholders’ equity (3)			$35.68	$30.99

(1)	Results per common share and weighted average common shares have been adjusted to reflect the March 11, 2005 two-for-one stock split but have not been adjusted to reflect the two-for-one stock split announced January 27, 2006.
(2)	Income from discontinued operations for the twelve months ended December 31, 2004 includes approximately $740 million after tax, including interest, related to the Congressional Joint Committee on Taxation’s approval of a tax refund for businesses that were sold in the 1990s by the Company’s former parent company. It also includes a $35 million tax refund that was filed and approved related to businesses that were sold by the Company’s former parent company. These approvals also finalized the Internal Revenue Service’s audits of the Company’s tax returns for the years 1991 through 2001 and 1984 through 1990. As a result of the resolution of these audits, the Company also recorded favorable adjustments of approximately $255 million to existing tax liabilities in 2004 as income from discontinued operations.
(3)	Actual common shares outstanding were 283.2 million at December 31, 2005 and 293.0 million at December 31, 2004.

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Segment Information (1)
($ in Millions)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004
Health Care:
Total revenue	$5,139.2	$4,460.5	$19,616.1	$17,200.6

Selling expenses	$200.8	$167.3	$763.3	$630.9
General and administrative expenses	880.5	798.2	3,334.0	3,110.0

Operating expenses, excluding other item	1,081.3	965.5	4,097.3	3,740.9
Aetna Foundation, Inc. contribution	—	45.0	—	45.0

Total operating expenses (GAAP measure)	$1,081.3	$1,010.5	$4,097.3	$3,785.9

Operating earnings, excluding favorable development	$348.0	$250.2	$1,327.9	$1,051.7
Favorable development of prior-period health care cost estimates	40.0	38.0	159.0	57.0

Operating earnings	388.0	288.2	1,486.9	1,108.7
Aetna Foundation, Inc. contribution	—	(29.3)	—	(29.3)
Net realized capital gains	2.0	2.9	7.0	15.6

Net income (GAAP measure)	$390.0	$261.8	$1,493.9	$1,095.0

Group Insurance:
Total revenue	$554.5	$519.3	$2,141.8	$1,960.1

Selling expenses	$19.7	$21.6	$80.2	$69.1
General and administrative expenses	40.1	39.2	163.0	153.9

Total operating expenses	$59.8	$60.8	$243.2	$223.0

Operating earnings	$35.2	$38.0	$129.7	$126.5
Net realized capital gains	2.1	6.0	8.7	19.8

Net income (GAAP measure)	$37.3	$44.0	$138.4	$146.3

Large Case Pensions:
Total revenue	$173.7	$188.5	$734.0	$743.4

Operating earnings	$12.0	$9.6	$33.2	$31.3
Reduction of reserve for anticipated future losses on discontinued products	—	—	43.4	—
Net realized capital gains	4.9	3.5	5.4	10.5

Net income (GAAP measure)	$16.9	$13.1	$82.0	$41.8

Corporate Interest:
Interest expense, net of tax	$21.2	$18.2	$79.8	$68.0

Total Company:
Total revenue (GAAP measure)	$5,867.4	$5,168.3	$22,491.9	$19,904.1

Selling expenses	$220.5	$188.9	$843.5	$700.0
General and administrative expenses	925.4	842.2	3,515.1	3,283.8

Operating expenses, excluding other item	1,145.9	1,031.1	4,358.6	3,983.8
Aetna Foundation, Inc. contribution	—	45.0	—	45.0

Total operating expenses (GAAP measure)	$1,145.9	$1,076.1	$4,358.6	$4,028.8

(1)	Revenue and operating expense information is presented before income taxes. Operating earnings information is presented net of income taxes.

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Enrollment
(Members in Thousands)

	December 31,	December 31,	September 30,
	2005	2004	2005
Medical Membership:
Commercial	14,521	13,446	14,415
Medicare (1)	120	97	122
Medicaid	114	113	113

Total Medical Membership	14,755	13,656	14,650

Dental Membership	13,098	11,967	13,031

Pharmacy Membership:
Pharmacy Benefit Management Services	8,885	7,989	8,791
Mail Order (2)	560	458	546

Total Pharmacy Membership	9,445	8,447	9,337

Group Insurance Membership	13,618	13,494	13,675

Consumer-Directed Health Plans (3)	453	224	433

Health Care Medical Cost Ratios (4)
($ in Millions)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004
Health Care Premiums:
Health Care Risk (A)	$4,434.2	$3,870.4	$16,924.7	$14,862.8
Commercial Risk (B)	$4,177.6	$3,641.2	$15,919.6	$13,924.1
Medicare (C)	$256.6	$229.2	$1,005.1	$938.7

Health Care Costs:
Health Care Risk
Health care costs (D) (GAAP measure)	$3,424.3	$3,026.5	$13,107.9	$11,637.7
Favorable development of prior-period health care cost estimates	63.0	60.0	250.0	90.0

Health care costs — Adjusted (E)	$3,487.3	$3,086.5	$13,357.9	$11,727.7

Commercial Risk
Health care costs (F) (GAAP measure)	$3,208.8	$2,823.8	$12,244.1	$10,828.8
Favorable development of prior-period health care cost estimates	54.0	54.0	233.0	78.0

Health care costs — Adjusted (G)	$3,262.8	$2,877.8	$12,477.1	$10,906.8

Medicare
Health care costs (H) (GAAP measure)	$215.5	$202.9	$863.9	$809.0
Favorable development of prior-period health care cost estimates	9.0	6.0	17.0	12.0

Health care costs — Adjusted (I)	$224.5	$208.9	$880.9	$821.0

Health Care Medical Cost Ratios:
Health Care Risk (D)/(A) (GAAP measure)	77.2%	78.2%	77.4%	78.3%
Health Care Risk — Adjusted (E)/(A)	78.6%	79.7%	78.9%	78.9%

Commercial Risk (F)/(B) (GAAP measure)	76.8%	77.6%	76.9%	77.8%
Commercial Risk — Adjusted (G)/(B)	78.1%	79.0%	78.4%	78.3%

Medicare (H)/(C) (GAAP measure)	84.0%	88.5%	86.0%	86.2%
Medicare — Adjusted (I)/(C)	87.5%	91.1%	87.6%	87.5%

(1)	Includes 19 thousand and 20 thousand Medicare ASC members at December 31, 2005 and September 30, 2005, respectively, that represent those served through the Company’s participation in the Medicare Health Support Program.
(2)	Represents members who purchased medications through the Company’s mail order pharmacy during the quarterly period.
(3)	Represents members in consumer-directed health plans included in the Company’s Commercial medical membership.
(4)	Health Care Risk includes all medical and dental risk products. Commercial Risk includes all medical and dental risk products except Medicare and Medicaid. Risk includes all medical and dental products for which the Company assumes all or a majority of health care cost, utilization or other risk.

Aetna/14
Operating Margins
($ in Millions)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004
Reconciliation to Income from continuing operations before income taxes:
Operating earnings before income taxes, excluding interest expense, amortization of other acquired intangible assets and favorable development (A)	$634.4	$470.5	$2,378.6	$1,930.3
Favorable development of prior-period health care cost estimates	63.0	60.0	250.0	90.0

Operating earnings before income taxes, excluding interest expense and amortization of other acquired intangible assets (B)	697.4	530.5	2,628.6	2,020.3
Interest expense	(32.6)	(28.1)	(122.8)	(104.7)
Amortization of other acquired intangible assets	(19.3)	(7.8)	(57.4)	(42.5)
Reduction of reserve for anticipated future losses on discontinued products	—	—	66.7	—
Aetna Foundation, Inc. contribution	—	(45.0)	—	(45.0)
Net realized capital gains	13.7	19.3	32.3	70.8

Income from continuing operations before income taxes (C) (GAAP measure)	$659.2	$468.9	$2,547.4	$1,898.9

Reconciliation to Income from continuing operations:
Operating earnings, excluding interest expense, amortization of other acquired intangible assets and favorable development (D)	$407.7	$302.8	$1,528.1	$1,237.1
Favorable development of prior-period health care cost estimates, net of tax	40.0	38.0	159.0	57.0

Operating earnings, excluding interest expense and amortization of other acquired intangible assets (E)	447.7	340.8	1,687.1	1,294.1
Interest expense, net of tax	(21.2)	(18.2)	(79.8)	(68.0)
Amortization of other acquired intangible assets, net of tax	(12.5)	(5.0)	(37.3)	(27.6)
Reduction of reserve for anticipated future losses on discontinued products, net of tax	—	—	43.4	—
Aetna Foundation, Inc. contribution, net of tax	—	(29.3)	—	(29.3)
Net realized capital gains, net of tax	9.0	12.4	21.1	45.9

Income from continuing operations (F) (GAAP measure)	$423.0	$300.7	$1,634.5	$1,215.1

Reconciliation of Revenue:
Revenue, excluding net realized capital gains (G)	$5,853.7	$5,149.0	$22,459.6	$19,833.3
Net realized capital gains	13.7	19.3	32.3	70.8

Total revenue (H) (GAAP measure)	$5,867.4	$5,168.3	$22,491.9	$19,904.1

Operating Margins:
Pretax operating margin (B)/(G)	11.9%	10.3%	11.7%	10.2%
Pretax operating margin — Adjusted (A)/(G)	10.8%	9.1%	10.6%	9.7%
Pretax operating margin (C)/(H) (GAAP measure)	11.2%	9.1%	11.3%	9.5%

After-tax operating margin (E)/(G)	7.6%	6.6%	7.5%	6.5%
After-tax operating margin — Adjusted (D)/(G)	7.0%	5.9%	6.8%	6.2%
After-tax operating margin (F)/(H) (GAAP measure)	7.2%	5.8%	7.3%	6.1%
Operating Expenses
($ in Millions)

Operating expenses, excluding other item (I)	$1,145.9	$1,031.1	$4,358.6	$3,983.8
Aetna Foundation, Inc. contribution	—	45.0	—	45.0

Total operating expenses (J) (GAAP measure)	$1,145.9	$1,076.1	$4,358.6	$4,028.8

Operating Expenses Percentages:
Operating expenses as a % of revenue (I)/(G)	19.6%	20.0%	19.4%	20.1%
Total operating expenses as a % of total revenue (J)/(H) (GAAP measure)	19.5%	20.8%	19.4%	20.2%